For Immediate ReleaseContact: Amanda Kennedy

April 30, 2019  702-908-0018

www.growcapital.inc

Grow Capital Announces Nationally Recognized Fintech Expert As New Board Chairman

James Olson of FPS Group brings 25 years of knowledge to GRWC operations

Henderson, NV - Grow Capital, Inc (OTCPK:GRWC) announces finch industry pioneer James Olson joined as the chairman of the GRWC board to help guide the future of Grow Capital.

Respected past board chairman Wayne Zallen retired from his post to focus on his personal businesses.

“James Olson is a well respected entrepreneur and leader in fintech” said CEO Jonathan Bonnette. “We’re honored to have him as our chairman of the board and I look forward to working closely with him.  He brings over 25 years of knowledge and experience which will help us to better find, acquire, mentor and grow companies.”

Olson joins the board just as GRWC’s business model and plans have come into focus: identify companies with a clear niche who have strong leadership. Acquire them. Mentor them. Help them grow. Watch our shareholder value increase. Olson will be a key component in that mission.

“I’m honored to have founded  GRWC years ago and proud to have made the smart decisions to build it into what it is becoming,” said past-chairman Wayne Zallen. “GRWC is moving into exciting new territory and I’m happy to watch as a private shareholder and consultant.”

Mr. Olson has more than 25 years in the financial services industry, and possesses a range of experience specializing in marketing and product development arenas.

Currently Mr. Olson is the Managing Director of Financial Processing Solutions Group (FPS Group) which provides technology platforms and trust/custody processing to the benefit the financial services marketplace. As the lead executive in charge, Mr. Olson is responsible for the overall strategic direction and business lines.

In 2002 Mr. Olson became one of the principals and founding partners of Aspire Financial Services. During his tenure Olson helped grow the company from a start-up to 175 employees with $30 million in revenue and into a nationally recognized leader in the retirement plan industry with more than $10 billion of recordkeeping assets and 250,000 participants.

Olson is a recognized leader with demonstrated success developing forward-thinking product and service model designs that placed him as a 2010 Florida Finalist for Ernst & Young’s prestigious Entrepreneur of the Year award.

Early in his career Mr. Olson worked with Decimal, Inc., as Senior Vice President of Strategic Development and mPower as VP of Product Development. He began his career with Charles Schwab as a Senior Marketing Manager, focusing on developing retirement products for the small business market with over $100 billion in assets through these products.

Mr Olson is available via phone for print or radio interview. Contact Amanda Kennedy to schedule 702-908-0018.

Forward Looking Statements Disclaimer: This release may contain statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Grow Capital Investments ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such forward -looking statements include the words ”becoming”, “grow” “increase” and other expressions of a forward-looking nature. More information about the potential factors that could affect the business and financial results is and will be included in Grow Capital Investments filings with the OTC Markets, Securities and Exchange Commission and/or posted on the company's website. included in Grow Capital Investments filings with the OTC Markets, Securities and Exchange Commission and/or the company's website.